 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2016 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of February 16, 2016, Dennis L. May has resigned from his role as President and Chief Executive Officer and as a director of hhgregg, Inc. (the “Company”) to pursue other opportunities. In connection with Mr. May’s departure, Robert Riesbeck, the Chief Financial Officer of the Company, has been appointed as Interim President and Chief Executive Officer. Mr. Riesbeck will continue in his role as Chief Financial Officer.
Mr. Riesbeck, age 52, has over 30 years of financial and operations management experience. From September 2010 to September 2014, Mr. Riesbeck served as Operations Executive/Group CFO at Sun Capital Partners where he was responsible for financial and operations oversight of a diverse group of portfolio companies with combined revenues exceeding $5 billion. From February 2007 to September 2010, Mr. Riesbeck was CFO of Marsh Supermarkets.
In connection with Mr. May’s separation from the Company, he entered into a Separation Agreement and General Release effective as of February 16, 2016 (the “Separation Agreement”). The Separation Agreement provides for a release of all claims against the Company and provides for payment of severance pursuant to the terms of Mr. May’s current employment agreement in connection with a termination of employment without cause. Mr. May will remain subject to non-compete and non-solicitation obligations contained in his current employment agreement for 24 months following termination of employment.

Item 7.01.	Regulation FD Disclosure.
On February 16, 2016, the Company announced via press release the departure of Dennis L. May and the appointment of Robert Riesbeck as interim Chief Executive Officer and President, while continuing his role as Chief Financial Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 16, 2016

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HHGREGG, INC.

Dated: February 16, 2016	/s/ Robert J. Riesbeck
Robert J. Riesbeck
Interim President and Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 16, 2016

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